CITICORP AND SUBSIDIARIES
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                                                            SIX MONTHS ENDED
                                                     YEAR ENDED DECEMBER 31,                    JUNE 30,
                                          ------------------------------------------       -----------------
EXCLUDING INTEREST ON DEPOSITS:            1997    1996    1995    1994        1993         1998       1997
                                          ------  ------  ------  ------      ------       ------     ------

FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)              3,468   3,435   4,110   5,906       6,324        1,722      1,681
     INTEREST FACTOR IN RENT EXPENSE         159     150     140     143         147           83         78
                                          ------ -------  ------  ------      ------       ------      -----

        TOTAL FIXED CHARGES                3,627   3,585   4,250   6,049       6,471        1,805      1,759
                                          ------  ------  ------  ------      ------       ------      -----

INCOME:
     NET INCOME                            3,591   3,788   3,464   3,422 (A)   1,919 (B)    2,162      2,019
     INCOME TAXES                          2,131   2,285   2,121   1,189         941        1,297      1,211
     FIXED CHARGES                         3,627   3,585   4,250   6,049       6,471        1,805      1,759
                                          ------  ------  ------  ------      ------       ------      -----

        TOTAL INCOME                       9,349   9,658   9,835  10,660       9,331        5,264      4,989
                                          ======  ======  ======  ======      ======       ======      =====

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS         2.58    2.69    2.31    1.76        1.44         2.92       2.84
                                          ======  ======  ======  ======      ======       ======      =====


INCLUDING INTEREST ON DEPOSITS:

FIXED CHARGES:
     INTEREST EXPENSE                     13,081  12,409  13,012  14,902      16,121        7,127      6,331
     INTEREST FACTOR IN RENT EXPENSE         159     150     140     143         147           83         78
                                          ------  ------  ------  ------      ------       ------      -----

        TOTAL FIXED CHARGES               13,240  12,559  13,152  15,045      16,268        7,210      6,409
                                          ------  ------  ------  ------      ------       ------      -----

INCOME:
     NET INCOME                            3,591   3,788   3,464   3,422 (A)   1,919 (B)    2,162      2,019
     INCOME TAXES                          2,131   2,285   2,121   1,189         941        1,297      1,211
     FIXED CHARGES                        13,240  12,559  13,152  15,045      16,268        7,210      6,409
                                          ------  ------  ------  ------      ------       ------      -----

        TOTAL INCOME                      18,962  18,632  18,737  19,656      19,128       10,669      9,639
                                          ======  ======  ======  ======      ======       ======      =====


RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS         1.43    1.48    1.42    1.31        1.18         1.48       1.50
                                          ======  ======  ======  ======      ======       ======      =====

(A)  NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1994 EXCLUDES THE
     CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 112, "EMPLOYERS' ACCOUNTING FOR POSTEMPLOYMENT
     BENEFITS", OF $(56) MILLION.

(B)  NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1993 EXCLUDES THE
     CUMULATIVE EFFECT OF ADOPTING STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 109, "ACCOUNTING FOR INCOME TAXES", OF $300 MILLION.